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Exhibit 99.2

PRESS RELEASE

AAIPHARMA ANNOUNCES FLUTAMIDE PATENT ISSUANCE AND RECEIPT OF FIRST TENTATIVE ANDA APPROVAL FOR FLUTAMIDE

WILMINGTON, N.C., March 29 /PRNewswire/ -- aaiPharma Inc. (Nasdaq: AAII - news) today announced at the Banc of America Healthcare Conference in Las Vegas, Nevada, the issuance of one of two patents filed by the Company relating to flutamide. The patent, entitled "Flutamide Compositions and Preparations", was issued by the U.S. Patent and Trademark Office on February 13, 2001.

aaiPharma also announced the first tentative ANDA approval for flutamide by the U.S. Food and Drug Administration. The Company stated that this flutamide ANDA is based on aaiPharma's data package licensed on a royalty- bearing basis to a pharmaceutical partner.

Flutamide, marketed under the brandname Eulexin(R) by Schering Corporation, is an acetanilid, nonsteroidal, orally active antiandrogen indicated for use in combination with LHRH agonists for the management of locally confined B2-C and Stage D2 metastatic carcinoma of the prostate.

The FDA Orange Book patent expiry date for Eulexin(R) is presently September 18, 2001, after which the FDA is able to grant final approval for the ANDA product.

"We believe that this newly issued patent and our research that led to it demonstrates yet again aaiPharma's ability to leverage its 21 years of drug development and improvement capabilities into new products and intellectual property," stated Dr. Fred D. Sancilio, Chairman and Chief Executive Officer of aaiPharma Inc.

About aaiPharma

aaiPharma is an experienced leader in pharmaceutical research and development, uniquely positioned to leverage its long-term businesses and partnerships with major pharmaceutical companies into new product opportunities. Using its proprietary drug delivery technologies as well as its expertise in chemistry, the Company focuses on the development, enhancement, and commercialization of mature and branded pharmaceutical products. For more information on aaiPharma, please visit http://www.aaipharma.com.

Forward-Looking Statements

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements pertaining to future potential royalties. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to aaiPharma's ability successfully to defend and enforce its patent against infringing parties, to enforce successfully the royalty-bearing agreement with the pharmaceutical partner in accordance with its terms; and on the commercial success of the contemplated products. Additional factors that may cause the



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actual results to differ materially are discussed in aaiPharma's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Report on Form 10-Q filed with the SEC on November 13, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.